Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Auspex Pharmaceuticals Inc. 2014 Equity Incentive Plan, Auspex Pharmaceuticals Inc. 2014 Employee Stock Purchase Plan and Auspex Pharmaceuticals Inc. 2010 Equity Incentive Plan of our report dated November 21, 2013 (except for the Reverse Stock Split paragraph of Note 12, as to which the date is January 16, 2014) with respect to the financial statements of Auspex Pharmaceuticals Inc. included in the Registration Statement (Form S-1 No. 333-193013) and related Prospectus of Auspex Pharmaceuticals Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

February 5, 2014